GIBBS CONSTRUCTION, INC.
                   NONQUALIFIED STOCK OPTION LETTER AGREEMENT
                                FOR NONEMPLOYEES

Dear Stock Broker Associates, Inc.:

         On January 14, 1999 the Board of Directors of Gibbs Construction, Inc. (the "Company") granted you a stock option for the purchase of 30,000 shares of the Common Stock of he Company at an exercise price of $1.6875 per share. In the event the Company splits its Common Stock or declares a stock dividend, the number of shares that can be exercised pursuant to this agreement and the exercise price shall be adjusted accordingly.

         The grant of the option described in this Agreement is made pursuant to the terms and conditions of this Agreement.

         The terms of this option are summarized as follows:

         TERM: The term of this option is ten years from date of grant ("Grant Date"), unless sooner terminated as provided below.

         VESTING: This option will vest and become immediately exercisable upon the Grant Date.

         EXERCISE: During your lifetime only you can exercise this option, except that the option may be exercised by the personal representative of your estate or the beneficiary thereof following your death. You may use the Notice of Exercise of Stock Option in the form attached to this Agreement when you exercise this option.

         TERMINATION: The option will terminate one year after termination of your relationship with the Company as a result of disability or death, but in each case not later than the remaining term of this option. Any portion of the option that is not exercisable at the time of cessation of your relationship with the Company will terminate at such time.

         PAYMENT FOR SHARES: This option may be exercised by the delivery of one or more of the following:

         (a)      Cash or check; and/or
         (b) Tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by attestation) shares of the Common Stock of the Company having a fair market value (as of the date of receipt of such shares by the Company) equal to the purchase price for the number of shares of Common Stock purchased. (You should consult your tax advisor before exercising this option with stock you received upon the exercise of an incentive stock option.)


CONTINUATION IN SAME STATUS: Nothing contained in this Agreement or in any action taken pursuant to this Agreement will be construed as creating or constituting evidence of any agreement or understanding, express or implied, that you will have any right to continue in any capacity with of the Company or in any other capacity for any period of time or at a particular retainer or other rate of compensation.

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         TRANSFER OF OPTION: This option is not transferable except by will or by the applicable laws of descent and distribution.

         NO STATUS AS SHAREHOLDER: Neither you nor any party to whom your rights and privileges under the option pass will be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares issuable upon the exercise of this option unless and until this option has been exercised.

         HOLDING PERIODS:

         A.       SECURITIES EXCHANGE ACT SECTION 16

         If an individual subject to Section 16 of the Exchange Act sells shares of Common Stock obtained upon the exercise of a stock option within six months after the date this option was granted, such sale may result in short-swing profit recovery under Section 16(b) of the Exchange Act.

         B.       TAXATION

         You should obtain tax advice when exercising any option and prior to the disposition of the shares issued upon the exercise of any option.

         REGISTRATION: AT THE PRESENT TIME, THE COMPANY INTENDS TO FILE AND MAINTAIN AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES THAT WILL BE ISSUED UPON THE EXERCISE OF THIS OPTION. THE COMPANY INTENDS TO MAINTAIN THIS REGISTRATION BUT HAS NO OBLIGATION TO DO SO. IN THE EVENT THAT SUCH REGISTRATION IS NO LONGER EFFECTIVE, YOU WILL NOT BE ABLE TO EXERCISE THIS OPTION UNLESS EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE AVAILABLE; SUCH EXEMPTIONS FROM REGISTRATION ARE VERY LIMITED AND MIGHT BE UNAVAILABLE.

         Please execute the Acceptance and Acknowledgment set forth below on the enclosed copy of this Agreement and return it to the undersigned.

Very truly yours,

Gibbs Construction, Inc.

By: _________________
      Danny R. Gibbs
Its: President



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                          ACCEPTANCE AND ACKNOWLEDGMENT

         I, a resident of the State of _________________, accept the stock option described above and acknowledge receipt of a copy of this Agreement and the Plan. I have read and understood the Agreement.

Dated: _______________                      ____________________________
                                                               (Name)

                                            Address _____________________
______________________                      _____________________________
Taxpayer I.D. Number                        _____________________________

         By his or her signature below, the spouse of the Optionee, if such Optionee is legally married as of the date of his or her execution of this Agreement, acknowledges that he or she has read this Agreement and is familiar with the terms and provisions thereof, and agrees to be bound by all the terms and conditions of this Agreement.

Dated: _________________                    _____________________________
                                            Spouse's Signature

                                            _____________________________
                                            Printed Name

         By his or her signature below, the Optionee represents that he or she is not legally married as of the date of execution


Dated: _______________                      ____________________________
                                                               (Name)

                                            Address _____________________
____________________                        _____________________________
Taxpayer I.D. Number                        _____________________________



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                                     RECEIPT

         __________________________ hereby acknowledges receipt from
_________________ in payment for _____ shares of Common Stock of Gibbs Construction, Inc., a Texas corporation, of $____________ in the form of

         [_]      Cash

         [_]      Check (personal, cashier's or bank certified)

         [_] ________ shares of the Company's Common Stock, fair market value $_____ per share.


Date: _____________                                By: ____________________

FMV on such date: $__________                      For: Gibbs Construction, Inc.


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                       NOTICE OF EXERCISE OF STOCK OPTION

Gibbs Construction, Inc.

         I, a resident of the State of _________________, hereby exercise my stock option granted by the Board of Directors of Gibbs Construction, Inc. (the "Company") on January 14, 1999, subject to all the terms and provisions of the Stock Option Letter Agreement and notify the Company of my desire to purchase _____ shares of Common Stock of the Company (the "Securities") at the exercise price of $1.6875 per share which were offered to me pursuant to said option.

         I hereby represent and warrant that (1) I have been furnished with a copy of the plan and al information which I deem necessary to evaluate the merits and risks of the purchase of the Securities; (2) I have had the opportunity to ask questions and receive answers concerning the information received about the Securities and the Company; and (3) I have been given the opportunity to obtain information obtained concerning the Securities and Company.



Dated: __________________                   ______________________________
                                            Optionee's Signature


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